Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
SigmaTron International, Inc
Elk Grove Village, Illinois
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-20147 and 333-52044) of SigmaTron International, Inc. of our report dated July 11, 2008 relating to the consolidated financial statements which appears in this Form 10-K.
/s/ BDO Seidman, LLP
Chicago, Illinois
July 17, 2008